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                      [LETTERHEAD OF MCCARTHY TETRAULT LLP]


                                                               February 17, 2004


IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario L5K 1B1

Ladies and Gentlemen:

RE:  REGISTRATION STATEMENT

         We have acted as Canadian counsel to IMAX Corporation, a Canadian corporation (the "Company"), in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the exchange offer, as set forth in the prospectus contained in the Registration Statement (the "Prospectus"), by the Company of up to $160,000,000 aggregate principal amount of its 9 5/8% Senior Notes due 2010 which are to be registered under the Act (the "Registered Notes") in exchange for its outstanding 9 5/8% Senior Notes due 2010 issued on December 4, 2003. The Registered Notes are to be fully and unconditionally guaranteed, jointly and severally, by each of the Guarantors (as defined below) as to payment of principal, premium, if any, and interest (the "Guarantees"). The Registered Notes and the Guarantees are to be issued under an indenture dated as of December 4, 2003 (the "Indenture"), between the Company, each of the Company's subsidiary guarantors and U.S. Bank National Association, as trustee.

         We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

/s/ MCCARTHY TETRAULT LLP